Exhibit 99.1
Dynavax Reports Second Quarter 2025 Financial Results

•Record HEPLISAV-B® quarterly net product revenue of $92 million, representing 31% year-over-year growth
•Refines full year 2025 HEPLISAV-B net product revenue guidance range to $315 to $325 million, from $305 to $325 million
•Top-line results in Part 1 of Phase 1/2 shingles vaccine trial expected in August 2025
•Completed dosing in Part 1 of Phase 1/2 trial of pandemic influenza adjuvant program
•Conference call today at 4:30 p.m. ET/1:30 p.m. PT

EMERYVILLE, CA – August 7, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today reported financial results and provided a business update for the quarter ended June 30, 2025.

“In the second quarter of 2025, we continued our momentum by delivering robust Q2 results, achieving our highest net product revenue quarter ever for HEPLISAV-B, while further growing our market share leading position in the U.S. adult hepatitis B vaccine market,” said Ryan Spencer, Chief Executive Officer of Dynavax. “Our vaccine pipeline remains on track, with key clinical milestones achieved or expected this year across multiple programs. We look forward to reporting our top-line Phase 1/2 trial results for our novel shingles program in the coming weeks, an opportunity to further demonstrate a potential best-in-class profile for this program with the potential to disrupt the multi-billion-dollar shingles vaccine market."
BUSINESS UPDATES
HEPLISAV-B® [Hepatitis B Vaccine (Recombinant), Adjuvanted]
HEPLISAV-B vaccine is the first and only adult hepatitis B vaccine approved in the U.S., the European Union and the United Kingdom that enables series completion with only two doses in one month. In the U.S., hepatitis B vaccination is recommended for adults aged 19 to 59, and for adults aged 60 and older with risk factors, while adults aged 60 and older without known risk factors may also be vaccinated.
•HEPLISAV-B achieved record quarterly net product revenue of $91.9 million for the second quarter of 2025, an increase of 31% compared to $70.2 million for the second quarter of 2024.
•HEPLISAV-B total estimated market share in the U.S. increased to approximately 45%, compared to approximately 42% for the second quarter 2024.
•Dynavax continues to expect the hepatitis B adult vaccine market in the U.S. to expand to a peak of over $900 million in annual sales by 2030, with HEPLISAV-B expected to achieve at least 60% total market share. Additionally, Dynavax believes the HEPLISAV-B U.S. market opportunity will remain substantial beyond 2030 due to the ongoing penetration of the unvaccinated eligible adult population, observed revaccination practices by healthcare providers, and continued gains in market share.
Clinical and Preclinical Pipeline
Dynavax is advancing a pipeline of differentiated product candidates that leverage its CpG 1018® adjuvant, which has demonstrated its ability to enhance the immune response with a favorable tolerability profile in a wide range of clinical trials and real-world commercial use.

Shingles Vaccine Program:
Z-1018 is an investigational vaccine candidate being developed for the prevention of shingles in adults aged 50 years and older.
•Dynavax has completed enrollment in Part 1 of a Phase 1/2 clinical trial comparing Z-1018 to Shingrix® in 441 healthy adults aged 50 to 69, and anticipates reporting top-line immunogenicity and safety data in August 2025.
•Dynavax plans to advance the selected vaccine formulation and regimen from Part 1 into Part 2 of the Phase 1/2 study in adults over age 70 years to generate clinical proof-of-concept in this key population, with key endpoints including tolerability and immunogenicity comparisons to Shingrix, ahead of advancement into a pivotal trial.
Plague Vaccine Program:
Dynavax is developing a plague (rF1V) vaccine candidate adjuvanted with CpG 1018® in collaboration with, and fully funded by, the U.S. Department of Defense (DoD).
•In the fourth quarter of 2024, Dynavax and the DoD executed a new agreement for approximately $30 million through the first half of 2027 to support additional clinical and manufacturing activities, including a Phase 2 clinical trial expected to initiate in the second half of 2025.
Pandemic Influenza Adjuvant Program:
Dynavax is evaluating CpG 1018 in an adjuvanted H5N1 influenza vaccine as a proof-of-concept for its potential use with pandemic influenza vaccines.
•Dynavax recently completed enrollment and dosing in Part 1 of a randomized, active-controlled Phase 1/2 study to evaluate the safety and immunogenicity of an investigational H5N1 influenza vaccine adjuvanted with CpG 1018 in 101 participants aged 18 to 49.
•Dynavax expects to use the Part 1 data to select the optimal formulations of CpG 1018 adjuvant to advance to Part 2 of the Phase 1/2 trial, with top-line immunogenicity and safety data expected in 2026.
Lyme Disease Vaccine Program:
Dynavax is developing an investigational multivalent protein subunit vaccine candidate adjuvanted with CpG 1018 for the prevention of Lyme disease, a bacterial infection that is the most common vector-borne illness in the Northern Hemisphere.
•There are currently no approved human vaccines for Lyme disease, and current vaccine candidates in clinical development require three-dose primary series and annual boosters. Dynavax believes its investigational Lyme disease vaccine adjuvanted with CpG 1018, which has a demonstrated ability to amplify immune responses and improve durability of protection, has the potential for a differentiated and best-in-class vaccine profile.
•Dynavax’s Lyme disease vaccine candidate has progressed into Investigational New Drug (IND)-enabling studies, with plans to initiate clinical development in 2027.
HEPLISAV-B for Adults on Hemodialysis:
•Dynavax plans to conduct an observational retrospective cohort study to support its sBLA filing for a HEPLISAV-B® vaccine regimen for adults on hemodialysis. In the first quarter of 2025, Dynavax received feedback from the U.S. Food and Drug Administration (FDA) that its proposed patient database may be acceptable for the observational retrospective cohort study, and Dynavax is engaging with the FDA to finalize the study protocol.

SECOND QUARTER 2025 FINANCIAL HIGHLIGHTS
•Total revenues were $95.4 million for the second quarter of 2025, a 29% increase compared to $73.8 million for the second quarter of 2024.
•HEPLISAV-B net product revenue was $91.9 million for the second quarter of 2025, a 31% increase compared to $70.2 million for the second quarter of 2024.
•Cost of sales - product for HEPLISAV-B were $14.0 million for the second quarter of 2025, compared to $12.0 million for the second quarter of 2024.
•Research and development expenses (R&D) were $16.6 million for the second quarter of 2025, compared to $15.0 million for the second quarter of 2024.
•Selling, general, and administrative expenses (SG&A) were $50.4 million for the second quarter of 2025, compared to $41.7 million for the second quarter of 2024.
•GAAP net income was $18.7 million, or $0.16 per share basic and $0.14 diluted in the second quarter of 2025, compared to GAAP net income of $11.4 million, or $0.09 per share basic and $0.08 diluted in the second quarter of 2024.
•Adjusted EBITDA* was $37.3 million for the second quarter of 2025, compared to $20.5 million for the second quarter of 2024.
•Cash, cash equivalents and marketable securities were $613.7 million as of June 30, 2025, compared to $713.8 million as of December 31, 2024.
•Share repurchase program: As of June 30, 2025, Dynavax completed repurchases under its $200 million share repurchase program.
FULL YEAR 2025 FINANCIAL GUIDANCE
Dynavax is updating its full year 2025 financial guidance, based on its current operating plan:
•HEPLISAV-B net product revenue is expected in the range of $315 to $325 million, an increase compared to the prior range of $305 to $325 million.
•Adjusted EBITDA* is expected to be at least $75 million.
* Non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” section for details regarding this measure.
Conference Call and Webcast Information

Dynavax will host a conference call and live audio webcast on Thursday, August 7, 2025, at 4:30 p.m. ET/1:30 p.m. PT. The live audio webcast may be accessed through the "Events & Presentations" page on the "Investors" section of Dynavax's website at https://investors.dynavax.com/events-presentations. A replay of the webcast will be available for 30 days following the live event.

To dial into the call, participants will need to register for the call using the caller registration link at https://investors.dynavax.com/events-presentations and under the “Upcoming Events” section, click on "Listen to webcast". It is recommended that participants dial into the conference call or log into the webcast approximately 10 minutes prior to the call.

WHAT IS HEPLISAV-B?
HEPLISAV-B is a shot given to adults 18 years of age and older to help prevent infection caused by the hepatitis B virus. HEPLISAV-B is usually given in the arm muscle. HEPLISAV-B is given in 2 doses, 1 month apart, by a healthcare provider.

IMPORTANT SAFETY INFORMATION
Do not administer HEPLISAV-B to individuals with a history of severe allergic reaction (e.g., anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of HEPLISAV-B, including yeast.
Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of HEPLISAV-B.
Immunocompromised persons, including individuals receiving immunosuppressant therapy, may have a diminished immune response to HEPLISAV-B.
Hepatitis B has a long incubation period. HEPLISAV-B may not prevent hepatitis B infection in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.
The most common patient-reported adverse reactions reported within 7 days of vaccination were injection site pain (23%-39%), fatigue (11%-17%), and headache (8%-17%).
There are no adequate and well-controlled studies of HEPLISAV-B in pregnant individuals. Available data, primarily in individuals who received one dose of HEPLISAV-B in the 28 days prior to or during pregnancy, do not suggest an increased risk of major birth defects and miscarriage.
It is not known whether HEPLISAV-B is excreted in human milk.
Data are not available to assess the effects of HEPLISAV-B on the breastfed infant or on milk production/excretion.
Vaccination with HEPLISAV-B may not result in protection of all vaccine recipients.
Talk to your healthcare provider to determine if HEPLISAV-B is right for you.
For full U.S. Prescribing Information for HEPLISAV-B, please visit the following website at https://www.heplisavbhcp.com, and click the “Prescribing Information” link in the “Important Safety Information” section.
About Dynavax
Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about Dynavax's marketed products and development pipeline, visit www.dynavax.com.

Non-GAAP Financial Measures
To supplement financial results presented on a GAAP basis, Dynavax has included information about adjusted EBITDA, a non-GAAP financial measure. Dynavax believes the presentation of this non-GAAP financial measure, when viewed with its results under GAAP and the accompanying reconciliation, provide analysts, investors and other third parties with insights into how Dynavax evaluates normal operational activities, including its ability to generate cash from operations, on a comparable year-over-year basis, and manage its budgeting and forecasting.

In quarterly and annual reports, earnings press releases and conference calls, Dynavax may discuss Adjusted EBITDA to supplement its consolidated financial statements presented on a GAAP basis.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in Dynavax's business but do not represent ongoing operations, including loss on debt extinguishment and proxy contest costs. Adjusted EBITDA, as used by Dynavax, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Dynavax excludes stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for its business and an important part of its compensation strategy; and (ii) if Dynavax did not pay out a portion of its compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect its cash position;
•From time to time, Dynavax may exclude other expenses that are episodic in nature and do not directly correlate to the cost of operating its business on an ongoing basis, such as loss on debt extinguishment and proxy contest costs.
Reconciliation of each historical non-GAAP financial measure to Adjusted EBITDA can be found in the table accompanying this press release. Dynavax has not provided a reconciliation of its full-year 2025 guidance for Adjusted EBITDA to the most directly comparable forward-looking GAAP measures because it is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, income tax expense or provision for income taxes. These items are uncertain and depend on various factors that are outside of Dynavax’s control or cannot be reasonably predicted. While Dynavax is unable to address the probable significance of these items, they could have a material impact on GAAP net income for the guidance period. A reconciliation of Adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.
Forward-Looking Statements
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “will,” “may,” “plan,” “potential,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding Dynavax's expected financial results for the quarter ended June 30, 2025 and full year guidance, expectations regarding its future growth and long term performance, extent and timing of market growth and market share beyond 2030, the timing of IND filings, initiation and completion of clinical studies, potential of its clinical and pre-clinical pipeline, expected timing for data readouts, and interaction with regulators. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Dynavax's business, including, the risk that market size or actual demand for its products may differ from its expectations, risks relating to its ability to commercialize and supply HEPLISAV-B, risks related to the timing of completion and results of current clinical studies, risks related to the development and pre-clinical and clinical testing of vaccines containing CpG 1018 adjuvant, as well as other risks detailed in the "Risk Factors" section of its Quarterly Report on Form 10-Q for the three months ended June 30, 2025 and periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in its current periodic reports with the SEC.
Reference herein to any specific commercial products, process, or service by trade name, trademark, manufacturer, or otherwise, does not constitute or imply its endorsement, recommendation, or favoring by the U.S. Government and shall not be used for advertising or product endorsement purposes.
For Investors/Media:
Paul Cox
pcox@dynavax.com
510-665-0499
Nicole Arndt
narndt@dynavax.com
510-665-7264

DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$91,872	$70,188	$156,831	$118,032
Other revenue	3,570	3,607	6,775	6,552
Total revenues	95,442	73,795	163,606	124,584
Operating expenses:
Cost of sales - product	14,035	11,985	27,804	22,952
Research and development	16,619	14,950	35,996	28,478
Selling, general and administrative	50,359	41,662	98,037	85,727
Bad debt expense	—	—	10,970	—
Total operating expenses	81,013	68,597	172,807	137,157
Income (loss) from operations	14,429	5,198	(9,201)	(12,573)
Other income (expense):
Interest income	6,798	9,201	14,537	18,668
Interest expense	(1,641)	(1,698)	(3,333)	(3,393)
Sublease income	2,226	2,205	4,452	603
Loss on debt extinguishment	—	—	(82,095)	—
Other (loss) income	(596)	—	(1,019)	103
Net income (loss) before income taxes	21,216	14,906	(76,659)	3,408
Provision for income taxes	(2,495)	(3,520)	(719)	(743)
Net income (loss)	$18,721	$11,386	$(77,378)	$2,665
Net income (loss) per share attributable to common stockholders
Basic	$0.16	$0.09	$(0.63)	$0.02
Diluted	$0.14	$0.08	$(0.63)	$0.02
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	119,317	130,916	122,079	130,551
Diluted	138,356	154,468	122,079	133,582

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$613,729	$713,834
Inventories	$75,687	$70,054
Other current assets	$96,296	$65,053
Total current assets	$785,712	$848,941
Total non-current assets	$132,737	$137,315
Total assets	$918,449	$986,256

Liabilities and stockholders’ equity
Total current liabilities	$118,230	$78,634
Total long-term liabilities	$306,057	$310,823
Stockholders’ equity	$494,162	$596,799
Total liabilities and stockholders’ equity	$918,449	$986,256

DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP net income (loss)	$18,721	$11,386	$(77,378)	$2,665
Adjustments:
Depreciation & amortization	374	376	748	751
Interest income	(6,798)	(9,201)	(14,537)	(18,668)
Interest expense	1,641	1,698	3,333	3,393
Benefit from income taxes	2,495	3,520	719	743
Total adjustments	(2,288)	(3,607)	(9,737)	(13,781)
EBITDA	16,433	7,779	(87,115)	(11,116)
Stock-based compensation	12,087	12,685	25,536	24,829
Loss on debt extinguishment	—	—	82,095	—
Proxy contest costs	8,827	—	12,520	—
Adjusted EBITDA	$37,347	$20,464	$33,036	$13,713